UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On August 4, 2025, the Hartman Group distributed the following letter to shareholders:

August 4th, 2025

Dear Shareholder,

I want to invite you to an intimate conversation with me, the former CEO, to discuss information regarding Silver Star that you may not be aware of. The call will be at 3PM CST on Thursday, August 7th. Only investors who have not voted or have voted in favor of Silver Star are invited to this call.

Issues to be discussed are as follows:

1.	How the NAV collapsed 70% while executives received massive cash and stock awards.

2.	How the two stock splits or poison pills are illegal and have never been done in the history of corporate America except for 1 time.

3.	How some people are not getting credit for the extra shares on the recent 3:1 stock split. Haddock is calling those who did not get the extra stock part of the “Hartman Group”, and they should not expect to receive the extra stock. This is personally benefiting Haddock as he gets more value for the 3 million shares of stock that have been issued to him.

4.	How the board paid 19% interest on a loan so they could buy mini-storage properties paying 3-4%.

5.	How the board spent close to $15 million of your money in legal fees, much of went to fight a shareholder meeting, and how they are breaking the law many ways and incurring SEC violations many ways yet think they can operate without any consequences.

I know that you have not voted or have voted against us, but these stunning revelations may allow you to reconsider your position. Please join me for this open conversation with the founder of the company who is 100% aligned with you. Why support someone who is opposed to you and taking as much as he can out of the company before being removed.

Details:

📅	Thursday, August 7, 2025

⏰	3:00 PM CST

📍	Zoom Link: [Join Here]

(Meeting ID:  815 0585 2676 | Passcode: 900438)

Looking forward to having a great conversation! God bless you!

Best regards,

Al Hartman

The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.